UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2012

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On September 5, 2012, Wells Core Office Income REIT, Inc. (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through Wells Core REIT - 2275 Cabot Drive, LLC, a wholly owned subsidiary of Wells Core Office Income Operating Partnership, L.P., our operating partnership, acquired a three-story office building with a terrace level, containing approximately 94,400 square feet (the "2275 Cabot Drive Building") for approximately $17.7 million, exclusive of closing costs. The acquisition of the 2275 Cabot Drive Building was funded with proceeds from a $300.0 million secured revolving credit facility and proceeds raised from our ongoing public offering. The 2275 Cabot Drive Building was built in 1996 and is located on approximately 8.75 acres of land in Lisle, Illinois. The 2275 Cabot Drive Building was acquired from BRE/COH IL LLC, a Delaware limited liability company, which is not affiliated with us, Wells Core Office Income REIT Advisory Services, LLC (the “Advisor”), or an affiliate of the Advisor.

The 2275 Cabot Drive Building is 100% leased to McCain Foods USA, Inc ("McCain Foods USA"). McCain Foods USA is the largest subsidiary of McCain Foods, Ltd ("McCain Foods"). McCain Foods is the world's largest producer of frozen french fries. McCain Foods USA utilizes the 2275 Cabot Drive Building as its corporate headquarters.

Based on the current condition of the 2275 Cabot Drive Building, we do not believe it will be necessary to make significant renovations to the 2275 Cabot Drive Building. Our management believes that the 2275 Cabot Drive Building is adequately insured.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: September 6, 2012	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer

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